CORRECTION/Paradigm Technology Announces Preferred Stock Financing

         CORRECTION...by Paradigm Technology Inc.

         NOTE: The following news release corrects and replaces the previous news release, (PARADIGM-TECHNOLOGY) Announces Preferred Stock Financing, issued earlier Wednesday. Please note changes to the first and second grafs.

         Complete, corrected copy follows in its entirety.

         Milpitas, Calif.--(BUSINESS WIRE)--Dec. 3, 1997--Paradigm Technology Inc. (NASDAQ: PRDM) Wednesday announced that it has raised net proceeds of approximately $1 million from the private placement of Series C Convertible Preferred Stock (the "Preferred Stock") to a private investor.

         The Preferred Stock is convertible into Common Stock following the earlier of March 2, 1998, or the effectiveness of an SEC registration for the Common Stock of the Company. The Preferred Stock is convertible at a conversion price equal to the lower of (a) the closing bid price of the Common Stock on November 25, 1997, or (b) 82 percent of the average closing bid price of a share of Common Stock over the five consecutive trading days prior to a conversion. The Preferred Stock will be automatically converted into Common Stock under certain circumstances.

         The Preferred Stock bears cumulative dividends at an annual rate of 5 percent, payable in shares of Preferred Stock, and payable only immediately prior to the conversion of the Preferred Stock into Common Stock. The Preferred Stock has no voting rights, except as required by law.

         The holders of Preferred Stock have been granted certain registration rights under which the Company will be required to file a registration statement on Form S-3 with the SEC no later than 10 days from the initial issuance of the Preferred Stock, and to maintain such registration statement in effect for a period of at least six months, subject to certain terms and conditions.

         With headquarters in Milpitas, Paradigm Technology designs, develops and markets high-speed, high-density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high-performance computers, advanced modems and complex military/aerospace applications. The Company focuses on high-performance, sub-10ns SRAMs where its technology and product design leadership in high-speed, high-density semiconductors can be most efficiently and effectively utilized.

Paradigm maintains a Website at www.prdm.com.

         CONTACT:          Paradigm Technology Inc., Milpitas
                           Michael Gulett, 408/954-0500
                             or
                           Self & Associates
                           Trudy M. Self, 818/880-5437